EXHIBIT 99


Nasdaq SmallCap - EDYN          For additional information contact:
                                S.M. Schuster or G.S. Donovan
                                (630) 575-2400


                ENVIRODYNE INDUSTRIES, INC. ANNOUNCES
        A MAJOR BREAKTHROUGH IN CELLULOSE CASINGS TECHNOLOGY

OAK BROOK, ILLINOIS, May 8, 1997 - Envirodyne Industries, Inc. (Nasdaq SmallCap: EDYN) today announced that its Viskase subsidiary has successfully developed a new process for the manufacture of its cellulose casings. This new process utilizes technology originally developed by Courtaulds Fibres Limited for the manufacture of lyocell, a new generic class of cellulosic fiber. Following more than six years of extensive research and development efforts, Viskase's technical experts have adapted this fiber process technology to the manufacture of tubular cellulose casings used in the production of meat and poultry products such as hot dogs and sausages.

F. Edward Gustafson, chairman of the board, president and chief executive officer, said that this breakthrough will enable Viskase to significantly reduce its operating cost while improving product quality, thus gaining an important strategic advantage in what has become a highly competitive marketplace.

"Viskase has assembled an extensive portfolio of patents to protect this new process which combines certain proprietary and patented technology," Gustafson said, "additional patent applications will be filed as further technological advances are made."

The first production unit is currently under construction and will begin full production in late 1998. Full conversion to this new process will begin following the successful start-up of this first line. Significant capital investment will be required to convert all Viskase's production capacity to this new process and these funds will be considered as Envirodyne looks forward to refinancing its current debt in mid-1999.

Although the full benefits of Viskase's development is some years away, this exciting breakthrough is expected to have a significant impact on Envirodyne's future profitability and ensure that the Company remains in the forefront of developing technology to serve the needs of the meat and poultry industries on a worldwide basis.

Viskase developed the original cellulose process for the manufacture of casings over 72 years ago. This enabled the meat industry, for the first time, to employ high speed automated processing of meat emulsions for the production of skinless hot dogs which are enjoyed worldwide by millions of consumers every day.

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